Exhibit 10.10

WALTER ENERGY

EXECUTIVE INCENTIVE PLAN DOCUMENT

Plan Year January 1 — December 31, 2011

I.                                         The Plan

The Walter Energy, Inc. Executive Incentive Plan (the “Plan”) is intended to stimulate and reinforce executive actions that support and assure the attainment of key corporate objectives.  The Plan facilitates these objectives by providing executive employees the opportunity to earn additional cash compensation if the Company attains its financial and operating objectives during the Plan Year and the employee attains required individual performance levels.

II.                                     Definitions

1.                                       Base Salary means an Employee’s annual base salary rate (exclusive of commission, overrides, incentive and other cash and non-cash payments) as of the end of the Plan Year.

2.                                       Board means the Board of Directors of Walter Energy, Inc., as it is constituted from time to time.

3.                                       Change in Control applies to those executives who have a change in control agreement or a provision in their employment agreement.

4.                                       Company means Walter Energy, Inc. and its operating units.

5.                                       Committee means the Compensation Committee of the Board of Directors of the Company, as it is constituted from time to time.

6.                                       Corporate Employee or Employees means an Employee or Employees of Walter Energy, Inc.

7.                                       Employee means any regular, full-time salaried employee (including any officer) of the Company.

8.                                       Incentive Fund means the fund created in accordance with Section VII of the Plan.

9.                                       Officer means an executive officer of Walter Energy, Inc., any Operating unit President and any Operating unit Vice-President who reports directly to the Operating unit President or who serves on the Operating unit Executive Committee.

10.                                 Participant or Participants means an Employee or Employees of the Company, as more fully described in Section IV, who are specifically designated in writing as being eligible to participate in the Plan.

11.                                 Peer Group means a group of companies that are selected for comparison purposes based on set of criteria (e.g., being a direct competitor; the same or similar industry; same or similar size or annual revenues to one or more Subsidiaries or the Company).

12.                                 Performance Goal means the performance goals and their measures that are designated for all Participants or individual Participants so that, if each is attained at 100%, the Participant could receive the Target Incentive Opportunity for such Participant.

13.                                 Plan means the Walter Energy, Inc. Executive Incentive Plan, as it may be modified from time to time.

14.                                 Plan Year means the calendar year unless the Company designates a different fiscal year, in which case the Plan Year will be the Company’s fiscal year.

15.                                 Operating unit means a wholly owned subsidiary of Walter Energy, Inc. that has been declared by the Committee to be eligible to participate in the Plan.

16.                                 Operating unit Employee or Employees means an Employee or Employees of an Operating unit.

17.                                 Target Incentive Opportunity means additional cash compensation, expressed as a percent of base salary or equivalent, which may be recommended as an incentive award if all targets are attained at 100%.  The actual amount of compensation could increase or decrease as more fully described in Section VIII.

III.                                 Administration

1.                                       The Plan shall be administered by the Committee.

2.                                       The Committee shall have sole and complete authority to make awards under the Plan from funds authorized by the Board and to adopt; alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan, as it shall deem advisable from time to time; and to interpret the terms and provisions of the Plan.

A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

3.                                       Nothing in the Plan or plan document and no representations by the Company shall be construed as creating a contract, oral or written, that guarantees employment of an individual for any period of time, nor is there created any entitlement to receive an incentive payment except as determined by the Committee.  The decisions and determinations of the Committee shall be final and binding on all Participants.

IV.                                Eligible Participants

1.                                       The following Employees of the Company are eligible to participate in the Plan.

A.           Officer Group

•                  Executive Officers of the Company

•                  Operating Unit Presidents

•                  Operating Unit Vice-Presidents who report directly to the Operating Unit President or serve on the Operating Unit Executive Committee

B.             Corporate and Operating unit Staff Group

•                  Corporate and Operating Unit Employees, including Mine Managers, who hold positions that are equal to or greater than salary grade 9, or the equivalent, under the Company’s job evaluation program.

2.                                       Participants in the Plan may not take part in any other cash incentive or production bonus plan that is sponsored by the Company.

3.                                       Participation in the Walter Energy Employee Stock Purchase Plan is required of all eligible participants in the Plan to receive an incentive award.

V.                                    Performance Goals

1.                                       Financial Performance Goals — 70% of a Participant’s incentive opportunity.

From time to time in its discretion with respect to a Plan Year, the Committee will establish one or more Financial Performance Goals based on the annual business plan, improvement over the former year, a Peer Group comparison, or such other criteria as it may determine in its discretion.  The Financial Performance Goals may include one or more measures, such as: earnings before taxes (EBT); net income (NI); earnings per share (EPS); operating income (OI); return on net assets (RONA), earnings before interest, taxes, depreciation and amortization (EBITDA); earnings before interest and taxes (EBIT); and/or pricing, production volume, production capacity, cost per ton, etc. that reflect the combined results of one or more of the Company’s subsidiaries.  If the Committee designates more than one target, it shall assign relative weights to each target so that the sum of all weighting factors is to equal 1.0.

The Committee will have the sole power and authority to review and adjust the Financial Performance Goals during the Plan Year due to unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.

2.                                       Safety Performance Goal — 20% of a Participant’s incentive opportunity.

As soon as practicable at or near the beginning of the Plan Year, the Committee will establish one or more Safety goals for each Operating Unit based on each Operating Unit’s safety performance record.  Safety goals may include but are not limited to lost time accident (LTA) rate, incident rate, citations issued, etc. If there is more than one goal, relative weights will be assigned to each goal so that the sum of all weighting factors is equal to 1.0.

3.                                       Operational/Departmental Goals — 10% of a Participant’s incentive opportunity.

As soon as practicable at or near the beginning of the Plan Year, each Operating Unit and Department will establish one or more Departmental Goals.  If there is more than one goal, the Department and the manager will assign relative weights to each goal so that the sum of all weighting factors is equal to 1.0.  The goals will be reviewed and approved by the next level of executive management.

Operational and Departmental Goals will focus on key actions and accomplishments within the department that support the Company’s strategic objectives.  The goals, in order to be effective, must be specific and measurable, to the greatest extent possible.  Examples of Operational/Departmental Goals will relate to operation excellence, growth of our company, employee development, coal production, and cost per metric ton.

A Participant’s manager shall have the authority, with the written approval of the next level of executive management, to review and adjust the Operational/Departmental Goals during the Plan Year because of unanticipated events, including, but not limited to, windfall gains, disposal of significant assets, catastrophes and other nonrecurring events.

VI.                                Target Incentive Opportunity

1.                                       Participants in the Plan will have Target Incentive Opportunities, as determined by the Committee or in accordance with the Company’s compensation policies, for each participant as of the beginning of the Plan Year.

2.                                       A Target Incentive Opportunity represents the amount of additional cash compensation that will be recommended for payment if all the Financial, Safety and Individual Performance Targets are attained at 100%.

3.                                       Actual payments may increase or decrease from Target Incentive Opportunity depending on actual performance compared to Performance Goals and final determination by the Committee.  The maximum award will be a percentage of year-end Base Salary as determined by Company compensation policies.

VII.                            Incentive Fund

At the beginning of each Plan Year, the Company will establish an Incentive Fund derived from the aggregate of the Base Salaries of the Participants times their Target Incentive Opportunity.  During the course of the year the Company may adjust the size of the Incentive Fund to reflect projected year-end performance, participant changes and resulting year-end incentive payments.

VIII.                        Incentive Awards

1.                                       A Participant’s incentive award will be calculated by the sum of the following components:

Part A    - Financial Performance to Financial Performance Goals

Part B    - Safety Performance to Safety Performance Goals

Part C    - Operational and Departmental Goals

2.                                       The Committee shall assign the relative weights to each of the above components at the beginning of the Plan Year, which will remain the same for subsequent Plan Years unless changed by the Committee.

3.                                       The Committee shall approve and adopt at the beginning of the Plan Year a scale to measure increases and decreases from the Performance Goals.

4.                                       The Operational/Departmental manager shall recommend at the beginning of the Plan Year, criteria to measure increases and decreases from the Goals, which criteria shall be approved by the next level of executive management.

5.                                       Minimum Individual Performance Required

Performance Appraisal Rating: A Participant who has an overall “Falls short of Performance Expectations” rating under the Company’s performance appraisal program is not eligible for an incentive payment until performance improves to meet acceptable standards.  A Participant, who is not rated due to being new in the position, is eligible for an incentive payment as long as he is progressing satisfactorily towards expected standards and is meeting the other requirements of the Plan.

6.                                       Incentive awards may not be paid until the completion of the Company’s audited financial statements corresponding to the Plan Year and the approval of the Company’s Audit Committee has been received.

7.                                       The calculated awards will be recommended for payment to the Committee.  The Committee may use discretion to increase or decrease the size of the award.

IX.                                Method of Payment

1.                                       Each incentive award, once approved, may be paid to the Participant on the next payroll cycle, less required withholdings, or by separate check.

2.                                       Pro rata payments:

a.                                       A Participant must be an Employee at the time the bonus is paid in order to receive an incentive payment under the Plan.  A Participant whose employment is terminated before the end of the Plan Year will not be eligible for an incentive award for that Plan Year unless the termination was the result of death, disability or retirement under a Company sponsored retirement plan, in which case, a pro rata payment at target (or less than target if actual performance is below target in any area) may be recommended providing the Participant worked at least three months during the Plan Year. The Plan defines “retirement” as the termination of the EIP participant’s employment with the Company and its subsidiaries other than for cause and either a) on or after the date on which the employee attains the age of 60, or, b) on a date on which the sum of the employee’s age and completed years of employment with the Company and its subsidiaries is at least eighty (80).”

b.                                      Participants who are hired, transferred or promoted into an eligible position may be recommended for a pro rata payment, based on their time in the eligible position, as long as they have worked in that position at least three months during the Plan Year.

c.                                       Participants who are promoted or transferred from one incentive position to another incentive position will receive a pro rata payment based on the period of time they were in each position and the year-end Base Salary.  Any pro rata payment from Part A- Financial Performance and Part B- Safety will be measured and apportioned at the end of the Plan Year.  Operational/Departmental Goals must be set and measured for the period in each position.

d.                                      If there is a qualifying termination following a change in control of the Company or operating unit, a pro rata portion of the target amount may be paid out unless otherwise specified by an individual employment agreement.

3.                                       A Participant who is eligible for payment of an incentive under the Plan following termination of employment and under the terms of an employment or severance agreement will be paid at a time and frequency specified in the employment or severance agreement.  If the Participant is a “Specified Employee” as defined under Section 409A of the Internal Revenue Code, the full bonus payment or a portion thereof may be deferred until the first business day after the date that is six (6) months after the severance date in order to comply with the Code.

4.                                       Clawbacks:  If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud, or misconduct, the Committee may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of this Award or any past or future compensation from any Participant with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement.  For purposes of this paragraph, errors, omissions, fraud, or misconduct may include and is not limited to circumstances where the Company has been required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, as enforced by the SEC, and the committee has determined in its sole discretion that a participant had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within the company, or the participant personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

X.                                    Effective Date and Duration

1.                                       The Plan shall be effective January 1, 2011.

2.                                       The Committee may discontinue the Plan, in whole or in part, at any time, or may, from time to time, amend the Plan in any respect that the Committee may deem to be advisable.

ADDENDUM

Acquisition of Western Coal — April 1, 2011

The acquisition of Western Coal was effective April 1, 2011.  Walter Energy agreed to honor Western Coal’s established Incentive Plan for 2011.  The Western Coal “AIP” plan, includes all salaried employees.  This will be for 2011 only.  The Walter Energy Plan will be in place for eligible employees going forward in 2012.